UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2013

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-129347	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01      Entry into a Material Definitive Agreement.

On December 4, 2013, White Mountain Titanium Corporation (the “Company”) entered into a Binding Memorandum of Understanding (the “MOU”) dated December 3, 2013, with Grand Agriculture Investment Limited (the “Investor”), a company formed in Hong Kong and controlled by Kin Wong, a shareholder of the Company. Pursuant to the MOU, the Investor agreed to purchase 5,714,286 units (the “First Tranche Units”) and an additional 20,000,000 units (the “Second Tranche Units”). The purchase price per unit for the First Tranche Units is $0.35 per unit for gross proceeds of $2,000,000, and the purchase price per unit for the Second Tranche Units is $0.40 per unit for gross proceeds of $8,000,000. Each First Tranche Unit consists of one share of the Company’s common stock (the “Common Stock”) and one warrant to purchase one share of Common Stock at $0.45 per share exercisable immediately upon issuance through December 31, 2016. Each Second Tranche Unit consists of one share of Common Stock and 90% of one warrant to purchase one share of Common Stock at $0.55 per share exercisable immediately upon issuance through December 31, 2017 (the “Second Tranche Warrants”). The closing of the sale of the first half of the First Tranche Units occurred on December 4, 2013, at which time the Company received $1,000,000 in proceeds, and the closing of the sale of the second half of the First Tranche Units is scheduled for December 13, 2013. The closing for the sale of the Second Tranche Units is scheduled to occur the later of April 15, 2014, or within 30 days after the date upon which the Environmental Impact Study for the Company’s Cerro Blanco project is completed, or such other date as the Company and the Investor may agree.

Under the terms of the MOU, the Investor is authorized to syndicate the purchase of the First or Second Tranche Units through one or more additional investors, provided that the syndicated parties making the purchases meet the requirements of Regulation S promulgated by the Securities and Exchange Commission (the “Commission”) and that they agree to be bound by the terms of the MOU.

The MOU also provides that the Board of Directors will be expanded to seven persons and that three Investor group designees will be appointed as directors of the Company following the closing of the sale of the second half of the First Tranche Units. The appointment of each of the parties designated to become a director will be subject to the approval of the Board of Directors. In the event a designee is not appointed, the Investor has the right to terminate the MOU.

The MOU contains representations and warranties of the parties customary to a stock purchase agreement of this nature. The MOU may be terminated upon mutual consent of the Company and the Investor, by the Company if any payment for the sale of the First or Second Tranche Units is not received on or before the designated closing dates, or by either party if the other party does not perform in accordance with the terms and conditions of the MOU.

In connection with the completion of the closing of the sales of the Second Tranche Units, the Company has agreed to grant to the Investor at no additional cost warrants to purchase up to 6,000,000 shares of Common Stock at $0.50 per share exercisable immediately upon issuance and through December 31, 2017 (the “Bonus Warrants”). The Bonus Warrants will be in form substantially identical to the Second Tranche Warrants.

In connection with the above transaction, the Board of Directors unanimously approved an amendment to the Company’s Rights Agreement dated January 18, 2011 (the “Rights Agreement”), to exempt the shares issued in this transaction from the definition of an Acquiring Person.

On December 9, 2013, the Company issued a press release disclosing the above transaction. A copy of the press release is attached as Exhibits 99.1.

Item 3.03      Material Modification to Rights of Security Holders.

     The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03. The following sets forth the amendment to the first paragraph of the definition of “Acquiring Person” in Section 1 of the Rights Agreement which was amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such employee benefit plan to the extent, and only to the extent, of such shares of Common Stock so held. Notwithstanding the foregoing, Kin Wong together with his Affiliates and Associates (a “Qualified Exempt Person”), who as of January 18, 2011, was the Beneficial Owner of in excess of 15% of the Company’s outstanding Common Stock shall not be deemed an Acquiring Person; provided however, that if after the date hereof, any Qualified Exempt Person shall become at any time the Beneficial Owner of an additional 2% of the shares of Common Stock of the Company then outstanding in excess of the amount such Qualified Exempt Person beneficially owned as of the date hereof, except for and excluding the securities purchased from the Company pursuant to the Binding Memorandum of Understanding dated December 3, 2013, then such Qualified Exempt Person shall be deemed an Acquiring Person hereunder as to all of their Common Stock beneficially owned. Notwithstanding anything in this definition of Acquiring Person to the contrary.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: December 9, 2013	By /s/ Brian Flower
Brian Flower, Executive Vice President